As filed with the Securities and Exchange Commission on February
___, 1999.

                   Registration No. 333-55955
__________________________________________________________________


                SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549
                    __________________________
                         POST-EFFECTIVE
                         AMENDMENT NO. 1
                              TO
                           FORM S-3
                    REGISTRATION STATEMENT
                            Under
                  THE SECURITIES ACT OF 1933
                   ______________________

                       LCA-VISION INC.
     (Exact name of registrant as specified in its charter)

   Delaware                                            11-2882328
(State or other
jurisdiction of      7840 Montgomery Road   (I.R.S. incorporation
or organization)     Cincinnati, Ohio 45236   Employer
                        (513) 792-9292        Identification No.)

(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
                      ________________
                      Stephen N. Joffe
                      LCA-Vision Inc.
                    7840 Montgomery Road
                    Cincinnati, Ohio 45236
                       (513) 792-9292
                    Fax:  (513) 792-5620

(Name, address, including zip code, and telephone number,
including area code, of agent for service)
                      _________________
                          Copy to:
                 Charles F. Hertlein, Jr.
                   Dinsmore & Shohl LLP
                   1900 Chemed Center
                   255 East Fifth Street
                  Cincinnati, Ohio  45202
                      (513) 977-8315
                 Fax:  (513) 977-8141

Approximate date of commencement of proposed sale to the public;
As soon as practicable after this Registration Statement becomes effective.
                         _________________

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. _____

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, check the following box. __X__

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ____

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
____

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ____


                 CALCULATION OF REGISTRATION FEE

Title of Each   Amount         Proposed   Proposed   Amount of
Class of        to be          Maximum    Maximum    Registration
Securities      Registered(1)  Offering   Aggregate  Fee
to be                          Price      Offering
Registered                     Per Share  Price
_______________ _____________ __________ ___________ ____________

Common Stock,
$.001 par value  2,040,000(2)   $1.50(3)  $3,060,000   $850.68(4)

(1) Also includes an indeterminate number of shares of Common Stock that may become issuable to prevent dilution resulting from stock splits, stock dividends and conversion price or exercise price adjustments, which are included pursuant to Rule 416 under the Securities Act of 1933, as amended.
(2) This total amount is in addition to 7,560,000 shares which were originally registered under this registration statement for which a filing fee was already paid.
(3) Estimated pursuant to Rule 457(g) solely for the purpose of calculating the amount of the registration fee.
(4) This amount is in addition to $7,948.31 which was previously paid and represents the additional amount now payable with respect to the additional shares included in this post-effective amendment.
                       _______________

     The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS



9,600,000 Shares

                   LCA-VISION INC.

Common Stock
_______________

     In 1998, LCA-Vision Inc. was a party to two different private placement transactions which resulted in the issuance of restricted stock to a number of sophisticated investors. As part of these transactions, the investors negotiated for and received registration rights agreements which required us to file a registration statement with the Securities and Exchange Commission which would be available for the investors to use in case they decide to sell their restricted stock in open market sales.

     Most of this restricted stock was in the form of our 6% Series B-1 Convertible Stock which we will refer to as simply the "Series B-1 Stock" for ease of reference. The investors have the right to convert the Series B-1 Stock into LCA-Vision Inc. Common Stock at any time they choose. One other investor received our Common Stock directly, in exchange for investment banking services they provided to us. For ease of reference, we will refer to the investors who may sell Common Stock under this Prospectus as the "Selling Shareholders." Please refer to the sections of this Prospectus entitled "Selling Shareholders" and "Recent Developments" for more information.

     We have not retained an underwriting firm to handle sales of Common Stock by the Selling Shareholders. We expect the Selling Shareholders to work directly with broker/dealer firms of their own choosing to arrange for sales of their Common Stock. We also expect that the broker/dealers who arrange for sales of Common Stock will be compensated by commissions at whatever rates they may agree upon with the Selling Shareholders. We will not receive any proceeds from the Selling Shareholders' sales of Common Stock under this Prospectus, and we are not responsible for compensating their brokers.
__________

These securities have not been approved or disapproved by the Securities and Exchange Commission or any sate securities commission nor has the Securities and Exchange Commission or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense.
____________

The date of this Prospectus is _______, 1999

                   WHERE TO FIND MORE INFORMATION

     Government Filings. We file annual, quarterly and special reports and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any documents that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The public reference rooms impose a nominal fee for copying requested documents. Our SEC filings are also available to you free of charge at the SEC's website at http://www.sec.gov.

     Information Incorporated by Reference. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and information that we file later with the SEC will automatically update and supercede previously filed information, including information included in this document.

     We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this Offering has been completed.

     1. The Company's Annual Report on Form 10-K, which includes sections from its Annual Report to Stockholders for the year ended December 31, 1997.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 1998.

     3.     The Company's Proxy Statement dated April 21, 1998.

     4.     The Company's Reports on Form 8-K dated October 15,
1998, November 3, 1998, January 7, 1999, February 8, 1999, and
February 11, 1999.

     You may request free copies of these filings by writing or telephoning us at the following address:

                         Larry P. Rapp
                         Chief Financial Officer
                         LCA-Vision Inc.
                         7840 Montgomery Road
                         Cincinnati Ohio 45236
                         Telephone: 513-792-9292

TABLE OF CONTENTS

AVAILABLE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

FORWARD-LOOKING STATEMENTS

THE COMPANY

RISK FACTORS

RECENT DEVELOPMENTS

SELLING SHAREHOLDERS

PLAN OF DISTRIBUTION

DESCRIPTION OF SECURITIES

LEGAL MATTERS

EXPERTS




                      FORWARD-LOOKING STATEMENTS

     This Prospectus contains "forward-looking statements" that include statements regarding the intent, belief or current expectations of LCA-Vision Inc. our directors or our executive officers about the many factors which could affect our business, some of which are:

          - trends affecting our financial condition or results of operations
          -   our business and growth potential
          -   various risk factors
          -   pro forma financial data

     You should be aware that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. We have identified several important factors that could cause such differences in the section below entitled "Risk Factors".

                      THE COMPANY

     We are a leading developer and operator of free-standing laser refractive eye surgery centers. Our laser refractive eye surgery centers provide the facilities, equipment and support services for performing various corrective eye surgeries that employ state-of-the-art laser technologies. The laser vision correction surgeries performed in our centers primarily include laser in situ keratomileusis ("LASIK") and photorefractive keratectomy ("PRK"). On November 3, 1998, the United States Food and Drug Administration ("FDA") approved the VISX Star S2 excimer laser to treat farsightedness (hyperopia). The VISX laser, which we have in each of our U.S. centers, can now be used for correcting nearsightedness, myopic astigmatism, and hyperopia. Only excimer lasers approved by the FDA are used in our U.S. centers.

     We also manage laser and minimally invasive surgical procedures at several hospitals and ambulatory surgical centers on a contract basis. We are generally compensated based on procedures performed, increased surgical volume, reduced surgical costs, or a combination of these. We may also receive compensation for conducting the marketing programs and educating the surgical staffs of the facilities.


                       RISK FACTORS

     You should be aware that there are various risks associated with our business, some of which are described below. You should carefully consider these risk factors before you decide to purchase our Common Stock from the Selling Shareholders.

Limited Operating History and Losses from Operations; Uncertainty of Future Profitability

     In October 1995, the FDA first approved the use of the excimer laser for the correction of nearsightedness in the U.S.
As a result, no one in our industry has more than approximately three years' experience in the operation and management of laser refractive surgery centers or in the marketing of laser refractive surgery procedures to the general public in the U.S. We opened our first laser eye surgery center in the U.S. in 1996, and until the second half of 1998, our laser eye surgery operations were not profitable. We cannot assure you that recent capital infusions, acquisitions, related management changes or the market for our services will cause us to become profitable on a consistent basis. If we cannot become consistently profitable, we could fail to meet our obligations when they come due. In that case, if our creditors sought to satisfy amounts owed them, their actions could have a material adverse effect on our business, financial condition and results of operations.

Uncertainty of Market Acceptance

     The laser eye surgery industry is relatively new, so we cannot be certain that enough people will choose to have laser eye surgery in our centers to make us consistently profitable. A number of factors could contribute to laser eye surgery not becoming broadly accepted. These factors include:

     - the relatively high cost of the surgery and the fact that it is not usually covered by insurance
     - traditional treatments, such as eyeglasses and contact lenses, are effective and much less expensive
     - possible long-term side effects of the surgery which are not presently known
     - the fact that many people are resistant to having surgery that is not absolutely necessary

Potential Volatility of Stock Price

     The market price of our Common Stock has tended to fluctuate. This fluctuation, or price volatility, may continue to occur in the future due to overall market conditions or business-specific factors such as:

     -  our ability to effectively penetrate the market
     -  changes in government regulations
     - the issuance of new or changed stock market analyst reports and recommendations
     -  our ability to meet analysts' projections
     -  our actual financial results

     In addition, our Common Stock could experience extreme fluctuations in market price that are wholly unrelated to our operating performance.

Shares Eligible for Future Sale

     We previously registered 9,901,218 shares of our Common Stock. Of these, 9,000,000 shares were for distribution by a major shareholder, Summit Technologies, Inc. to its shareholders and for their resale of shares, and 901,218 shares were for resales by certain other individuals who received shares in connection with our August 18, 1997 acquisition of all of the issued and outstanding shares of stock of Refractive Centers International, Inc. from Summit Technologies, Inc. In addition, we entered into a Registration Rights Agreement which gives Summit the right to demand that we register the remaining 7,164,361 shares of our Common Stock they own. So far, they have not demanded registration of these shares. However, if Summit does require such registration, their sale of all or part of these shares could negatively affect the trading price of our Common Stock.

     We previously registered 19,145,798 shares of our Common Stock for resale by Stephen N. Joffe, M.D., his wife, Sandra F.W. Joffe, and his son, Craig P.R. Joffe. There is no restriction on the timing of the sale, or the amount of sales, of these shares. As a result, sales of our Common Stock by Summit and the Joffes could have a similar negative effect.

Potential Side Effects and Long-Term Results of Laser Refractive
Surgery

     Concerns with respect to the safety and efficacy of the performance of laser eye surgery include predictability and stability of results and potential complications or side effects such as:

     -  post-operative pain
     - corneal haze during healing (an increase in light scattering properties of the cornea)
     - glare/halos (undesirable visual sensations produced by bright lights)
     - decrease in contrast sensitivity (diminished vision in low light)
     - temporary increases in intraocular pressure in reaction to post-procedure medication
     - modest fluctuations in astigmatism and modest decreases in best corrected vision (i.e. with eyeglasses)
     - loss of fixation during the procedure; unintended over- or under-corrections
     - instability, reversion or regression of effect; corneal scars (blemishing marks left on the cornea)
     - corneal ulcers (inflammatory lesions resulting in loss of corneal tissue)
     - corneal healing disorders (compromised or weakened immune system or connective tissue disease which causes poor healing)

     No one can guarantee that additional complications will not be identified in the future which could significantly affect the safety and efficacy of laser eye surgery systems, which in turn could negatively affect the FDA approval of the excimer laser, the market acceptance of such procedures and/or lead to product liability or other claims against us.

Technological Change

     Newer technologies, techniques or products for the treatment of refractive vision disorders could be developed with better performance than the excimer laser technology we use. The availability of new and better ophthalmic laser technology or other surgical or non-surgical methods for correcting refractive vision disorders could have a significantly negative impact on our business. If a new and superior product or technique is introduced which we would like to use in our centers, we might not have access to sufficient funds to make the capital expenditures required to acquire such new technology.

Dependence on Key Personnel

     The departure of any of the members of our senior management, especially our Chairman and Chief Executive Officer, Stephen N. Joffe, M.D., could negatively affect strategic and financial objectives. None of our employees, including Dr. Joffe, has an employment contract.

Competition

     Laser eye surgery competes with other surgical and non-surgical treatments for refractive eye disorders, including eyeglasses, contact lenses, other types of refractive surgery (such as radial keratotomy) and other technologies currently under development. Among providers of laser refractive surgery, competition will come from firms similar to us and from hospitals, hospital-affiliated group entities, physician group practices and private ophthalmologists that, in order to offer laser refractive
surgery to patients, purchase or rent excimer lasers.   Suppliers
of conventional vision correction alternatives (eyeglasses and contact lenses), such as optometry chains, also may compete with us by purchasing laser systems and offering laser eye surgery to their customers. We cannot guarantee that our management, operation and marketing plans will be successful in meeting this variety of competition. If more competitors offer laser eye surgery in a given geographic market, we might find it necessary to reduce the prices we charge. If that were to happen, we cannot assure you that we could make up for the reduced profit margin by increasing the number of procedures we perform. In that case, our corporate revenues could decrease. Further, it is possible that our competitors' access to capital and/or financing will give them an advantage against us.

Government Regulation

     Our operations are subject to extensive federal, state and local laws, rules and regulations affecting the health care industry and the delivery of heath care. These include laws and regulations, which vary significantly from state to state, prohibiting the practice of medicine and optometry by persons not licensed to practice medicine and optometry, prohibiting unlawful rebates and division of fees, and limiting the manner in which prospective patients may be solicited. Further, contractual arrangements with hospitals, surgery centers, ophthalmologists and optometrists, among others, are extensively regulated by state and federal law.

     Failure to comply with applicable FDA requirements could subject excimer laser manufacturers and us to enforcement action, including product seizures, recalls, withdrawal of approvals and civil and criminal penalties, any one or more of which could have a material adverse effect on our business, financial condition and results of operations. In addition, clearances or approvals could be withdrawn in appropriate circumstances. A failure by us or our principal suppliers to comply with regulatory requirements, or any adverse regulatory action, could result in a limitation on or prohibition of our use of excimer lasers which in turn would have a material adverse effect on our business, financial condition and results of operations. Furthermore, if any of the manufacturers that supply or may supply excimer lasers to us fail to comply with applicable federal, state, or foreign regulatory requirements could result in regulatory action against such manufacturers and therefore could limit the supply of lasers to us or limit our ability to use the lasers we already have.

Litigation

     We are involved in litigation arising out of closure of our Manhattan center. The plaintiff has alleged breaches of various agreements, as well as fraud and the usurpation of a business opportunity, and has demanded not less than $4.5 million of compensatory damages and not less than $2 million of punitive damages and certain equitable remedies. We believe the plaintiff's claims are without merit, and we are vigorously defending this suit.

     Also, our wholly-owned Canadian subsidiary, Toronto Laservision Centre (1992) Inc., is a named party in a claim filed March 27, 1997 in the Ontario Court (General Division). The plaintiff is seeking CN $5 million plus attorney fees for damages to her right eye resulting from a LASIK procedure performed in March 1996. Our attorneys have filed a Statement of Defense and a Third Party Claim against the manufacturer and distributor of the LASIK machinery utilized during the procedure. We are vigorously defending this suit.

     We have also been sued, or have been threatened with litigation, in various situations arising out of our closure in 1997 of a number of unprofitable centers and our reduction in the number of employees. We consider these matters to be routine to its business and, to date, not material. We cannot guarantee, however, that one or more of these matters will not become material in the future.

Good Relations with Physicians

     We rely on good relationships with the physicians who perform laser eye surgery procedures at our centers. If we are unable for some reason to continue our relationships with these physicians, or to find comparable replacements in the event of a termination of any significant number of these relationships, a significant negative impact on our business could result.

Legislative Change for the Health Care Industry

     Numerous legislative proposals have been introduced in Congress and in various state legislatures over the past several years that would, if enacted, effect major reforms of the U.S. health care system. We cannot predict whether any of these proposals will be adopted and, if adopted, what impact such legislation would have on our business.

Potential Liability and Insurance

     While we have secured medical malpractice insurance, and we require physicians using our facilities to provide evidence of insurance, this insurance coverage might not be sufficient to
satisfy claims against us.   We cannot be certain that liability
insurance will continue to be available to us or the doctors performing procedures at our laser eye surgery centers. Performance of laser eye surgery procedures could expose us to claims of negligence, malpractice or other forms of liability. Further, use of laser systems in our centers may give rise to claims against us resulting from laser-related injury. While we believe that any claims alleging defects in the laser systems we purchase from our suppliers would be covered by their product liability insurance, we cannot be certain they will continue to carry product liability insurance or that their insurance will be adequate to protect us.

Year 2000

     The Year 2000 problem exists because many computer systems and programs utilize two digits rather than four digits to define years for computer calculations. After December 31, 1999, any computer recognizing a two digit date may incur system failure or miscalculate date-sensitive information. The failure of our computers or those of third parties that we deal with due to this Year 2000 problem could have an adverse effect on our operations.

     We have completed an assessment of our computer software and hardware for compliance with Year 2000 and have determined that all business critical systems are compliant. Business critical systems include financial reporting systems and all lasers utilized in our centers. Costs associated with the assessment were internal costs, were expensed as incurred and were immaterial. We have not verified or tested compliance with our telemarketing information system because we are in the process of purchasing a new telemarketing system that will be Year 2000 compliant and will be installed and operational by June 30, 1999. The cost of this new system will be included in our capital expenditures or leased. We anticipate that the cost of this new system will exceed $200,000.

     We have also completed an assessment of external risks associated with Year 2000. Although management does not believe that such external risks are significant, the loss of power or other telecommunication link difficulties could disrupt our operations.

     Although we have taken action to remedy internal and external Year 2000 problems, there can be no assurance that we will not experience internal systems failures or that our products and services suppliers will not experience systems failures which could have an adverse impact on us and our operations.


                      RECENT DEVELOPMENTS

     The following is a description of certain recent developments that occurred after the filing of our most recent annual report on Form 10-KSB filed with the Securities and Exchange Commission (which is incorporated by reference in this Prospectus) and have not otherwise been disclosed in one of our other SEC filings.

Placement of Series B-1 and B-2 Stock

     All but one of the Selling Shareholders purchased a total of 10,000 shares of Series B-1 Stock for an aggregate purchase price of $10,000,000. Pursuant to the Purchase Agreement, the Selling Shareholders also have the option to purchase an additional 5,000 shares of Series B-2 Stock for an aggregate purchase price of $5,000,000, if they act between November 11, 1998 and May 11,
1999.   The rights, preferences and privileges of Series B-1 Stock are governed by a Certificate of Designation which we filed with the Delaware Secretary of State on May 7, 1998 (as corrected on May 11, 1998 and May 12, 1998). If the Selling Shareholders exercise their option to purchase Series B-2 Stock, we will file a separate Certificate of Designation to govern the rights, preferences and privileges of Series B-2 Stock, which we expect will be the same as the Series B-1 Certificate of Designation, as corrected, except the original issuance date will be different, which affects conversion pricing as described below.

     Each share of Series B-1 Stock is convertible into that number of shares of our Common Stock determined by multiplying such share by $1,000 (plus the amount of any accrued but unpaid dividends other than dividends of Common Stock) and dividing the result by a conversion price equal to the lesser of (i) 125% of the closing bid price on the trading day preceding original issuance of the Series B-1 Stock, or (ii) the average of the lowest closing bid prices on any four of the 22 trading days immediately preceding conversion of the Series B-1 Stock, subject to adjustment as described in the Certificate of Designation for Series B-1 Stock. We expect that if holders of Series B-1 Stock exercise their option to purchase up to 5,000 shares of Series B-2 Stock, we will file a Certificate of Designation for the Series B-2 Stock which will establish respective rights, preferences and privileges for Series B-2 Stock identical to the Series B-1 Stock, with equal priority with regard to dividends, liquidation, voting rights and any other preferential rights of the Series B-2 Stock, except that the price of conversion for Series B-2 Stock will be determined by reference to the issue date of the Series B-2 Stock. However, each Selling Shareholder owning Series B-1 Stock has agreed to restrict its ability to convert shares of Series B-1 Stock and Series B-2 Stock (and receive shares of Common Stock in payment of dividends) so that they will not become 5% or greater shareholders of LCA-Vision Inc.

     We estimated the maximum number of Shares to be included in this Prospectus by estimating the maximum number of shares of Common Stock into which the Series B-1 Stock may be converted based on events which we believe are reasonably foreseeable, assuming conversion of all outstanding Series B-1 Stock. The actual number of shares of Common Stock into which the Series B-1 Stock may be converted could be more or less than the maximum number of Shares covered by this Prospectus. As of February 11, 1999, a total of 6,688,562 shares had already been sold by the Selling Shareholders.

Donaldson, Lufkin & Jenrette Securities Corporation Shares

     On May 4, 1998, we issued 200,000 shares of our Common Stock to Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ"), also a Selling Shareholder, as compensation for certain investment banking services related to the acquisition of Refractive Centers International, Inc.

Certain Transactions

     Our Chairman and Chief Executive Officer, Stephen N. Joffee, M.D., and his wife, Sandra Joffe, have loaned LCA-Vision Inc. the aggregate amount of approximately $1,500,000. These loans mature on September 25, 2005, and bear interest at 6.91%. In connection with our acquisition of Refractive Centers International, Inc., in May 1998, the Joffes agreed that our payments to them in connection with these loans, including all principal and interest, would be limited each year to an amount equal to 25% of our earnings for the prior fiscal year exceed $1 million. However, in February, 1999, this restriction was waived. In addition, our obligation to make payments under these loans are subordinate to our obligation to make payments under our credit facility with The Provident Bank.

     In 1998, we loaned approximately $2.1 million to the Joffes. As collateral to secure repayment by the Joffes, we received a security interest in the loans to us from the Joffes, including all principal and interest, as well as any rights the Joffes have to preferred stock dividends we may owe them from time to time. These loans bear interest at 8.5% and mature on September 26, 2005.

     Dr. Joffe is also the majority owner of The LCA Center for Surgery, Ltd. (the "Surgery Center"), which is inactive and otherwise unaffiliated with LCA-Vision Inc. We previously leased a portion of our headquarters building to the Surgery Center, and also performed some administrative and marketing services on behalf of the Surgery Center. For rent and as compensation for these services, the Surgery Center paid LCA-Vision Inc. the approximate amounts of $74,000 in 1997 and $162,000 in 1996. In addition, the Surgery Center had made significant leasehold improvements to our headquarters building, which we purchased in June 1998 for approximately $872,000, the book value of those leasehold improvements at the time of our purchase. During 1998, we also advanced approximately $576,000 to the Surgery Center, which was used by the Surgery Center for working capital. We were required by generally accepted accounting principles to record a loss of approximately $265,000 in 1998 as a result of these transactions, using the equity method of accounting.

SELLING SHAREHOLDERS

     The following table sets forth information as of February 11, 1999, with respect to beneficial ownership of Common Stock by the Selling Shareholders and has been provided to us by the Selling
Shareholders:


                           Shares                     Shares
                           Beneficially   Shares to   Beneficially
                           Owned Prior    be Sold in  Owned
Name of                    to Offering    Offering(3) After the
Selling Shareholder (1)                               Offering (4)

Southbrook International
Investments, Ltd.           940,000(2)     940,000        0

Marshall Capital
Managment Ltd.              466,667(2)     466,667        0

Donaldson, Lufkin &
Jenrette  Securities
     Corporation            200,000        200,000        0

_________________

     (1) Persons named in this table have sole voting and investment power with respect to all Shares shown as beneficially owned by them, subject to community property laws, where applicable.

     (2) Includes shares of Common Stock issuable upon conversion of the shares of the Series B-1 Stock at an assumed conversion price of $1.50 per share. Because the number of shares of Common Stock issuable upon conversion of the Series B-1 Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments, and consequently the number of shares of Common Stock that will be beneficially owned by each Selling Shareholder, will fluctuate daily and cannot be determined at this time.

     (3) Excludes 6,810,595 shares previously sold in this offering.

     (4)     Assumes sale of all shares offered hereby.


                     PLAN OF DISTRIBUTION

     The Selling Shareholders, from time to time, may sell their Common Stock on the Nasdaq SmallCap Market in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Selling Shareholders may sell their Common Stock by one or more of the following methods:

     - block trades in which the broker or dealer so engaged will attempt to sell shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction
     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus
     - an exchange distribution in accordance with the rules of such exchange
     - ordinary brokerage transactions and transactions in which the broker solicits purchasers
     -     privately negotiated transactions
     -     short sales

     In effecting sales, brokers and dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the Selling Shareholders (or, if any such broker-dealer acts as agent for the purchaser of such shares, from such purchaser) in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares of Common Stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Shareholders, to purchase as principal any unsold shares of Common Stock at the price required to fulfill the broker-dealer commitment to the Selling Shareholders. Broker-dealers who acquire shares of Common Stock as principal may thereafter resell such shares of Common Stock from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such shares of Common Stock commissions as described above. The Selling Shareholders may also sell shares of Common Stock in accordance with Rule 144 under the Securities Act, rather than under this Prospectus.

     The Selling Shareholders and any broker-dealers or agents that participate with the Selling Shareholders in sales of shares of Common Stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of shares of Common Stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. From time to time the Selling Shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver shares of Common Stock in connection therewith or in settlement of securities loans. If the Selling Shareholders engage in such transactions, the conversion price with respect to Series B-1 Stock or Series B-2 Stock may be affected. From time to time the Selling Shareholders may pledge their shares of Common Stock pursuant to the margin provisions of its customer agreements with its brokers. Upon a default by the Selling Shareholders, the broker may offer and sell the pledged shares of Common Stock from time to time.


                  DESCRIPTION OF SECURITIES

     The Amended and Restated Certificate of Incorporation of the Company authorizes 110,000,000 shares of common stock, $.001 par value ("Common Stock"), 1,688 shares of Class A Preferred Stock,
 .001 par value ("Class A Preferred Stock"), and 5,000,000 shares of Class B Preferred Stock, $.001 par value. The holders of shares of Common Stock and Class A Preferred Stock have one vote per share. Neither the Common Stock nor the Class A Preferred Stock has any conversion rights. The closing bid price of the Common Stock on the Nasdaq SmallCap Market at February 11, 1999 was $1.84 per share. The holders of shares of Company Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor. We do not anticipate declaring or paying any cash dividends for the foreseeable future. There are currently 1,688 shares of Class A Preferred Stock issued and outstanding. The holders of shares of Class A Preferred Stock have one vote per share. The Class A Preferred Stock does not have any conversion rights.

     LCA-Vision Inc. has issued an aggregate of 12.6 shares of two Series of Interim Class B Preferred Stock. Each of the 12.6 shares of our Interim Series Class B Preferred Stock and Second Interim Series Class B Preferred Stock is convertible into the number of fully paid and nonassessable shares of Company Common Stock that results from dividing $3.50 into the sum of $200,000 plus all accrued but unpaid dividends on each such share at the time of conversion.

     Our Amended and Restated Certificate of Incorporation provides (i) holders of each series of Interim Class B Preferred Stock with a liquidation preference payable upon any voluntary or involuntary liquidation, dissolution or winding up of LCA-Vision Inc. of $200,000 per share, plus all accrued and unpaid dividends to be paid prior to any distributions to the holders of Class A Preferred Stock or Company Common Stock, and (ii) holders of Class A Preferred Stock with a liquidation preference payable upon any voluntary or involuntary liquidation, dissolution or winding up of the Company of $40 per share, plus all accrued and unpaid dividends to be paid prior to any distributions to the holders of Company Common Stock. Subject to such preferential rights, the holders of Company Common Stock are entitled to receive, ratably, all the remaining assets of LCA-Vision Inc.

     None of the Class A Preferred Stock, either Series of Interim Class B Preferred Stock, or Company Common Stock has preemptive or cumulative voting rights, is redeemable, or is liable for assessments or further calls.

     On May 7, 1998, we filed a Certificate of Designation (as corrected on May 11, 1998 and May 12, 1998) with the Delaware Secretary of State governing the rights, preferences and privileges of Series B-1 Stock. We have issued 10,000 shares of Series B-1 Stock. The holders of Series B-1 Stock have no voting rights. Each share of Series B-1 Stock is convertible into that number of shares of Company Common Stock determined by multiplying such share by $1,000 (plus the amount of any accrued but unpaid dividends other than dividends of Common Stock) and dividing the result by a conversion price equal to the lesser of (i) 125% of the closing bid price on the trading day preceding issuance of the Series B-1 Stock, or (ii) the average of the lowest closing bid prices on any four of the 22 trading days immediately preceding conversion of the Series B-1 Stock, subject to adjustment as described in the Certificate of Designation for Series B-1 Stock. We expect that if the holders of Series B-1 Stock exercise their option to purchase up to 5,000 shares of Series B-2 Stock, we will file a Certificate of Designation for the Series B-2 Stock which will establish rights, preferences and privileges for the Series B-2 Stock identical to the Series B-1 Stock, with equal priority with regard to dividends, liquidation, voting rights and any other preferential rights of the Series B-2 Stock, except that the price of conversion for Series B-2 Stock will be determined by reference to the issue date of the Series B-2 Stock.

     Shares of Series B-1 Stock are subject to mandatory redemption in certain circumstances specified in the Certificate of Designation for Series B-1 Stock, including among other things, the failure to maintain effectiveness of the Registration Statement of which this Prospectus is a part, failure of the Company Common Stock to be trade on The Nasdaq Stock Market, failure to deliver certificates for shares of Company Common Stock upon conversion of Series B-1 Stock, or failure to have reserved a sufficient number of shares of Company Common Stock upon conversion of Series B-1 Stock.


                        LEGAL MATTERS

     The validity of the Shares of Common Stock offered hereby will be passed upon for LCA-Vision Inc. by Dinsmore & Shohl LLP, Cincinnati, Ohio.


                          EXPERTS

     The consolidated balance sheets of LCA-Vision Inc. and subsidiaries as of December 31, 1997 and 1996, and the consolidated statement of operations, shareholders' investment and cash flows for each of the three years in the period ended December 31, 1997, incorporated by reference in this Registration Statement, have been incorporated herein in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                                 PART II

             INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

     The following is an itemized statement of the expenses (all but the SEC fees are estimates) in connection with the issuance of the securities being registered hereunder. All such expenses will be borne by the Company.

          SEC registration fees           $850.68
          Legal fees and expenses       $7,500.00
          Accounting fees and expenses  $3,500.00
          Miscellaneous                $10,649.32

                    Total              $22,500.00

Item 15.     Indemnification of Directors and Officers

     The Company's Amended Bylaws provide that each person who is made a party or is otherwise involved in an action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company), by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another entity, shall be indemnified and held harmless by the Company to the fullest extent authorized by the Delaware General Corporation Law (the "DGCL") against all expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if the director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The intent of the Company's Amended Bylaws is to make indemnification for directors and officers mandatory rather than permissive. In addition, the Amended Bylaws provide that the Company may pay a director's or officer's expenses incurred in defending any such proceeding, in advance of the proceeding's final disposition, provided that the director or officer delivers to the Company an undertaking to repay all advanced amounts if it is ultimately determined that he is not entitled to be indemnified under Delaware law. To the extent that an officer or director is successful on the merits in any proceeding, Delaware law mandates indemnification for expenses, including attorneys' fees. The Company's Amended Bylaws also provide that the Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore unenforceable.

Item 16.     Exhibits

Each of the following exhibits is filed or incorporated by reference in this Registration Statement.

Exhibit
Number               Description of Exhibit

(5) and (23.1)      Opinion and consent of Dinsmore & Shohl LLP,
                    counsel to the Registrant.

(23.2)              Consent of PricewaterhouseCoopers LLP

(24)                Powers of Attorney (a)

________

(a)     Previously filed.

Item 17.     Undertakings

     (a) Rule 415 Offering. The undersigned small business issuer hereby undertakes that it will:

               (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any additional or changed material information on the plan of distribution.

               (2)     For determining liability under the
Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (e) Request for Acceleration of Effective Date. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

          In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (f) Reliance on Rule 430A. The undersigned small business issuer will:

               (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

               (2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


                          SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on a Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on the 12th day of February, 1999.

                                     LCA-VISION INC.


                              By:     /s/ Stephen N. Joffe, M.D.
                                      Stephen N. Joffe, M.D.,
                                      Chairman and
                                      Chief Executive Officer

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates indicated.

Signature                     Title                         Date

/S/ Stephen N. Joffe, M.D.*   Chairman and       February 12, 1999
Stephen N. Joffe, M.D.        Chief Executive
                              Officer
                              (Principal
                               Executive Officer:)


/S/ Larry P. Rapp*             Chief Financial   February 12, 1999
Larry P. Rapp                  Officer
                               (Principal Financial
                               and Accounting Officer)


 /S/ John C. Hassan*           Director          February 12, 1999
John C. Hassan


/S/ Stephen N. Joffe, M.D.*    Director          February 12, 1999
Stephen N. Joffe, M.D.


/S/ John H. Gutfreund*         Director          February 12, 1999
John H. Gutfreund

/S/ William O. Coleman*        Director          February 12, 1999
William O. Coleman


*Executed in each case by Larry P. Rapp, attorney-in-fact.
Exhibits 5 and 23.1




Charles F. Hertlein, Jr.
(513) 977-8315


February 12, 1999


LCA-Vision, Inc.
7840 Montgomery Road
Cincinnati, Ohio  45236

Ladies and Gentlemen:

     This opinion is rendered for use in connection with the Registration Statement on Form S-3, prescribed pursuant to the Securities Act of 1933, to be filed by LCA-Vision, Inc. (the "Company") with the Securities and Exchange Commission on or about February 12, 1999, under which 9,600,000 shares of the Company's Common Stock, $.001 par value ("Common Stock") are to be registered.

     We hereby consent to the filing of this opinion as Exhibits 5 and 23.1 to the Registration Statement and to the reference to our name in the Registration Statement.

     As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Amended Certificate of Incorporation and Amended Bylaws and the record of proceedings of the stockholders and directors of the Company.

     Based upon the foregoing, we are of the opinion that:

     1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Delaware.

     2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange
Commission, such 9,600,000 shares of Company Common Stock will be legally and validly issued and outstanding, fully-paid and nonassessable.

Very truly yours,

DINSMORE & SHOHL LLP


/s/ Charles F. Hertlein, Jr.
Charles F. Hertlein, Jr.

                           EXHIBIT 23.3

               CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 25, 1998, on our audits of the consolidated financial statements of LCA-Vision Inc. as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997. We also consent to the reference to our firm under the caption "Experts."

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Cincinnati, Ohio
February 12, 1999